Exhibit 99.1

July 1, 2025	Analyst Contact:	Will Fiser 918-947-7331

	Media Contact:	Leah Harper 918-947-7123

ONE Gas Announces Retirement of General Counsel

Joseph L. McCormick

TULSA, Okla. – July 1, 2025 – ONE Gas, Inc. (NYSE: OGS) announces the retirement of Joseph L. McCormick as senior vice president, general counsel and assistant corporate secretary, effective October 1, 2025. The ONE Gas Board of Directors has elected Regina L. Gregory to succeed McCormick as senior vice president, general counsel and assistant corporate secretary.

McCormick has been an integral part of our management team for over 20 years, providing invaluable legal guidance and leadership. Before ONE Gas became a stand-alone, publicly traded company separate from ONEOK Inc., he served as associate general counsel of ONEOK. Throughout his tenure, McCormick has significantly shaped the company’s legal framework and strategic direction, ensuring robust compliance and governance.

“Joe is a highly respected leader at our company and across our industry, using his expertise to help shape our culture and strategy and navigate complex legal landscapes,” said Chief Executive Officer Robert S. McAnnally. “Joe has been a cultural force for our organization and an inclusive leader who has reinforced our Core Values and high ethical standards. On a personal note, I want to thank Joe for his unwavering dedication and sound judgment. We wish Joe all the best in his retirement and future endeavors.”

Gregory will join ONE Gas’ executive leadership team as a senior advisor to the chief executive officer on July 16, reporting to McAnnally. Gregory and McCormick will collaborate over the following weeks in preparation for Gregory taking her new role on October 1.

Gregory brings a wealth of experience and a proven track record in legal, regulatory and corporate leadership. She most recently served as the executive vice president, general counsel and corporate secretary of Targa Resources Corp., a leading provider of midstream services and one of the largest independent infrastructure companies in North America. Prior to joining Targa, she served in senior leadership positions at various energy companies and practiced law at the firms of Jones Day and Norton Rose Fulbright.

ONE Gas Announces GC Retirement and Successor

June 16, 2025

Throughout her career, Gregory has led legal departments and compliance efforts, facilitated major acquisitions and divestitures, managed senior notes and equity offerings, directed complex litigation, developed sustainability strategies, and played critical roles in government affairs and human resources.

She was admitted to the Oklahoma Bar in 1999 and the Texas Bar in 1996. She holds a Juris Doctor (JD) from the University of Oklahoma, where she graduated with the Highest Honors, and a B.S. in business and marketing with a minor in finance from the University of Colorado.

“We are deeply grateful for Joe’s unwavering dedication and exceptional service over the years. His leadership and expertise have been invaluable to our company, and he will be greatly missed,” continued McAnnally. “Joe is leaving our company very well-positioned to move forward. We are confident that Regina will continue to uphold the high standards of legal excellence and look forward to her strategic contributions and leadership in this role.”

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About ONE Gas, Inc.

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.